Exhibit 99.3

VACCINOGEN, INC.

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (the “Agreement”), dated as of [DATE OF 16b-3 COMMITTEE APPROVAL] (the “Grant Date”), between Vaccinogen, Inc., a Maryland corporation, and the Grantee whose names appears on the signature page hereof, is being entered into pursuant to the Vaccinogen, Inc. 2015 Stock Incentive Plan (the “Plan”).

The Company and the Grantee hereby agree as follows:

Section 1.          Certain Definitions. Capitalized terms used in this Agreement and not defined herein shall have the respective meanings given to them in the Plan, and the following additional terms shall have the following meanings:

“Cause” as to any Grantee who is party to an employment agreement with the Company or a Subsidiary, has the same meaning as set forth in such employment agreement. In the absence of such an employment agreement, “Cause” shall mean the Grantee (i) shall have been convicted, indicted for, or entered a plea of nolo contendere to, any felony or any other act involving fraud, theft, misappropriation, dishonesty, or embezzlement, (ii) shall have committed intentional and willful acts of misconduct that materially impair the goodwill or business of the Company or cause material damage to its property, goodwill, or business, or (iii) shall have willfully refused to, or willfully failed to, perform in any material respect his or her duties, provided, however, that no such termination for Cause under clause (iii) shall be effective unless the Grantee does not cure such refusal or failure to the Company’s reasonable satisfaction as soon as practicable after the Company gives the Grantee written notice identifying such refusal or failure (and, in any event, within ten (10) calendar days after receipt of such written notice). The determination as to whether “Cause” has occurred shall be made by the Committee, which shall have the authority to waive the consequences under the Plan of the existence or occurrence of any of the events, acts or commissions constituting “Cause.” A termination for Cause shall be deemed to include a determination following termination of a Grantee’s Service Relationship for any reason that circumstances existed prior to such termination sufficient for the Company or one of its Subsidiaries to have terminated such Grantee’s Service Relationship for Cause.

“Grantee” means the grantee of the Restricted Stock whose name is set forth on the signature page of this Agreement (whether an employee, officer, Consultant or director of the Company or a Subsidiary); provided that following such person’s death, the “Grantee” shall be deemed to include such person’s beneficiary or estate, and following such person’s Disability, the “Grantee” shall be deemed to include such person’s legal representative.

“Restricted Stock” means the Stock evidenced by (and subject to the terms and conditions of) this Agreement and the Plan.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Service Relationship” means a Grantee’s relationship to the Company or any Subsidiary as an employee, officer, Consultant or director (as applicable).

“Vested Shares” has the meaning given in Section 5.

“Vesting Date” has the meaning given in Section 5.

Section 2.          Grant of Restricted Stock. The Company hereby evidences and confirms, effective as of the date hereof, its grant to the Grantee of the number of shares of Restricted Stock specified on the signature page hereof. This Agreement is entered into pursuant to, and the terms of the Restricted Stock are subject to, the terms of the Plan. If there is any inconsistency between this Agreement and the terms of the Plan, the terms of the Plan shall govern. As of the Grant Date, the Restricted Stock will be registered in the Grantee’s name. The Grantee agrees that, within twenty-five days of the Grant Date, the Grantee shall give written notice to the Company as to whether or not the Grantee has made an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the Restricted Stock.

Section 3.          Vesting and Forfeiture

(a)          Based on Continued Employment. 50% of the Restricted Stock shall become vested on the first anniversary of the grant date, and the remaining 50% of the Restricted Stock shall become vested on the second anniversary of the Grant Date, subject to the continuous existence of a Service Relationship until such dates.

(b)          Alternative Award. No acceleration of vesting shall occur with respect to Restricted Stock if the Committee reasonably determines prior to a Change in Control that the Restricted Stock agreement shall be honored or assumed, or new rights substituted therefor following the Change in Control (such honored, assumed, or substituted award, an “Alternative Award”), provided that any Alternative Award must:

(i)          Give the Grantee who held Restricted Stock rights and entitlements substantially equivalent to or better than the rights and terms applicable under this Restricted Stock agreement, including but not limited to an identical or better vesting schedule; and

(ii)          Have terms such that if, within two years following a Change in Control, a Grantee’s Service Relationship is involuntarily terminated (or alternatively, in the case of a Grantee who is an employee, constructively terminated) other than for Cause at a time when any portion of the Alternative Award is non-vested, the non-vested portion of such Alternative Award shall immediately vest in full. For purposes of this Section 3(b), involuntary termination of the Service Relationship refers to actual, involuntary termination (other than for Cause), and constructive termination of employment (in the case of a Grantee who is an employee) refers to any of the following (other than for Cause) occurring within two years following the Change in Control: (A) material diminution in duties; (B) material diminution in compensation, or (C) a requirement to relocate to a primary place of business more than 50 miles from Grantee’s primary place of business immediately prior to the Change in Control.

2

(c)          Notwithstanding Section 3(b), if the Committee, in its discretion, determines that the Grantee will not receive an Alternative Award, any Restricted Stock that is unvested as of the Change in Control shall become vested as of the Change in Control.

(d)          Limitation of Benefits. In the event that it is determined that any acceleration of vesting, payment or other value provided under this Agreement in connection with a change in control would be considered “parachute payments” within the meaning of Section 280G of the Code (the “Parachute Payments”) that, but for this Section 3(d) would be payable to Grantee hereunder, and would, when combined with any other Parachute Payments under any other agreement or arrangement, exceed the greatest amount of Parachute Payments that could be paid to Grantee without giving rise to any liability for the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the aggregate amount of Parachute Payments payable to Grantee hereunder shall be reduced such that it shall not exceed the amount that produces the greatest after-tax benefit to Grantee after taking into account any Excise Tax to be payable by Grantee.

(e)          Discretionary Acceleration. The Board, in its sole discretion, may accelerate the vesting of all or a portion of the Restricted Stock at any time and from time to time.

(f)          Effect of Termination of Service Relationship. If the Grantee’s Service Relationship with the Company is terminated by either party to this Agreement (including upon death or disability of the Grantee), any unvested Restricted Stock shall be forfeited as of the date of termination.

(g)          No Other Accelerated Vesting. The vesting provisions set forth in this Section 2, or expressly set forth in the Plan, shall be the exclusive vesting provisions applicable to the shares of Restricted Stock and shall supersede any other provisions relating to vesting, unless such other such provisions expressly refer to the Plan by name and this Agreement by name and date.

Section 4.          Dividends

If the Company pays any cash dividend on the Stock, the Company shall credit to a bookkeeping account on behalf of the Grantee, an amount equal to the product of (x) the number of shares of unvested Restricted Stock as of the record date for such distribution, times (y) the per share amount of such dividend on Stock. Any cash amounts credited to the Grantee’s account shall be paid to the Grantee on the applicable Vesting Date, or alternatively, shall be forfeited at the same time Grantee’s unvested Restricted Stock is forfeited. If the Company makes any dividend payment on the Stock in the form of Stock or other securities, the Company will credit the Grantee’s account with that number of additional shares of Stock or other securities that would have been distributed with respect to that number of shares of Stock underlying the unvested Restricted Stock as of the record date thereof. Any such additional shares of Stock or other securities shall be subject to the same vesting and transfer restrictions as apply to the Restricted Stock.

3

Section 5.          Vesting of Restricted Stock

On each date on which shares of Restricted Stock become vested pursuant to this Agreement (each, a “Vesting Date”), subject to Section 8(a), the shares of Restricted Stock that have then vested (the “Vested Shares”) shall cease to be subject to this Agreement.

Section 6.          Grantee’s Representations and Warranties

(a)          Understanding of Agreement. The Grantee represents and warrants that the Grantee understands the terms and conditions that apply to the Restricted Stock and the risks associated with the Restricted Stock.

(b)          No Right to Awards. The Grantee acknowledges and agrees that the grant of any Restricted Stock (i) is being made on an exceptional basis and is not intended to be renewed or repeated, (ii) is entirely voluntary on the part of the Company; and (iii) should not be construed as creating any obligation on the part of the Company to offer any Restricted Stock in the future.

Section 7.          Restriction on Transfer; Legending.

(a)          Prior to the applicable Vesting Date, the Restricted Stock is not assignable or transferable, in whole or in part, and it may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including, but not limited to, by gift, operation of law or otherwise), except as otherwise set forth in Section 12 of the Plan. Any purported transfer in violation of this Section 6 shall be void ab initio.

(b)          Prior to the applicable Vesting Date, a restrictive legend shall be placed on any certificates representing the shares of Restricted Stock that makes clear that the shares are subject to the vesting conditions set forth in this Agreement and a notation shall be made in the appropriate records of the Company or any transfer agent indicating that the shares are subject to such restrictions.

4

Section 8.          Miscellaneous

(a)          Withholding. The Company, or a Subsidiary, shall require the Grantee to remit to the Company an amount in cash sufficient to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding obligations that may arise in connection with the vesting of the Restricted Stock. In order to give effect to this Section 8(a), if so permitted by the Committee, the Company may retain a number of shares of Restricted Stock that have an aggregate Fair Market Value as of the Vesting Date equal to the amount of such taxes required to be withheld (and the Grantee shall thereupon be deemed to have satisfied his obligations under this Section 8(a)). The number of shares of Restricted Stock subject to vesting on such Vesting Date shall thereupon be reduced by the number of shares so retained. The foregoing method of withholding shall not be applied to the extent that the Grantee elects to satisfy his withholding obligation by delivery of cash to the Company from other sources. In addition, the foregoing method of withholding shall not be available if withholding in this manner would violate any financing instrument of the Company or a Subsidiary.

(b)          Authorization to Share Personal Data. The Grantee authorizes the Company to divulge or transfer personal data relating to the Grantee if and to the extent appropriate in connection with this Agreement or the administration of the Plan.

(c)          Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized equivalent of such delivery, to the Company or the Grantee, as the case may be, at the following addresses or to such other address as the Company or the Grantee, as the case may be, shall specify by notice to the other:

(i)          if to the Company, to it at:

949 Fell Street

Baltimore, Maryland 21231

Attn: Board Chair

(ii)          if to the Grantee, to the Grantee at his or her most recent address as shown on the books and records of the Company.

All such notices and communications shall be deemed to have been received on the date of delivery if delivered personally or on the third business day after the mailing thereof.

(d)          Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

5

(e)          Waiver. Any party hereto or beneficiary hereof may by written notice to the other parties (A) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement, (B) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement, and (C) waive or modify performance in a less burdensome manner of any of the obligations of the other parties under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party or beneficiary, shall be deemed to constitute a waiver by the party or beneficiary taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto or beneficiary hereof of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by a party or beneficiary to exercise any right or privilege hereunder shall be deemed a waiver of such party’s or beneficiary’s rights or privileges hereunder or shall be deemed a waiver of such party’s or beneficiary’s rights to exercise the same at any subsequent time or times hereunder.

(f)          Amendment. Except as provided in the Plan, this Agreement may not be amended, modified or supplemented orally, except by a written instrument executed by the Grantee and the Company.

(g)          Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Grantee without the prior written consent of the other party.

(h)          Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.

(i)          Arbitration; Waiver of Jury Trial. Any dispute, controversy or claim arising out of or pursuant to the Plan, this Agreement, any other agreement entered into pursuant to the Plan or any undertakings, covenants and agreements incorporated by reference into the Plan or this Agreement shall be adjudicated as provided in Section 24 of the Plan.

(j)          Titles and Headings. The titles and headings of the sections in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

(k)          Gender and Number. Except where otherwise indicated by the context, any masculine term used herein shall also include the feminine; the plural shall include the singular and the singular shall include the plural.

6

(l)          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

(m)          No Right to Continued Service Relationship. Nothing in this Agreement shall be deemed to confer on the Grantee any right to a continued Service Relationship, or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate such Service Relationship at any time.

(n)          Clawback. Grantee acknowledges and agrees to be bound by the clawback provisions set forth in Section 20(b) of the Plan.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the date first above written.

VACCINOGEN, INC.

By:
Title:
Name:

GRANTEE

Name:

Total Number of Shares

of Restricted Stock (Common Stock)

Granted Pursuant to this Agreement: ___________

7